SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                       _______________

                          FORM 8-K

                       CURRENT REPORT

           PURSUANT TO SECTION 13 or 15(d) OF THE
               SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported):
		      March 21, 2005


                         FLYi, Inc.
     (Exact Name of Registrant as Specified in Charter)

     Delaware             0-21976	     13-3621051
 State or Other        Commission File      IRS Employer
Jurisdiction of            Number         Identification No.
 Incorporation


   45200 Business Court, Dulles, VA                  20166
   (Address of Principal Executive Offices)       (Zip Code)


 Registrant's telephone number, including area code:
                       (703) 650-6000


                             N/A
(Former Name or Former Address, if Changed Since Last Report)

Item 7.01 Regulation FD Disclosure

FLYi, Inc. (NASDAQ/NM: FLYI) ("FLYi"), parent of low-fare airline Independence Air, announced today that it has completed the assignment of 30 Fairchild-Dornier 328JET regional jet aircraft to Delta Air Lines. These aircraft had formerly been used as part of the Delta Connection program.

As previously disclosed in the Form 8-K filed February 25, 2005, the lenders in the leases for the 30 aircraft have effectively released FLYi and Independence Air from all future obligations for these 30 aircraft. As partial consideration therefor, approximately 1.5 million shares of FLYi's common stock is being issued to these lenders. While the owner participant in the leveraged leases has not committed to a release of FLYi and Independence Air, the lenders, which have an assignment of the owner participant's interest in the leases and have a priority of payment superior to that of the owner participant, have committed that they will not assert any claims against FLYi with respect to events occurring after assumption by Delta. The lenders have also agreed that, if FLYi is required to make any payments under the leases and the lenders receive any portion of such payments, they will return those payments to FLYi. As addressed in the Form 8-K filed by FLYi on February 22, 2005, in February 2005 Independence Air paid the balance of the January lease payment on the 328Jet aircraft. In connection with assignment of the 30 328Jet aircraft, Delta has reimbursed such payment with respect to the assigned aircraft.

Independence Air retains two leased 328JET aircraft and one owned 328JET, which it is actively marketing for sale.



                          SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

                         FLYi, Inc.



Date: March 22, 2005     By:/S/ Richard J. Kennedy
                         Richard J. Kennedy
                         Vice President, Secretary and
			 General Counsel